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                                                                Exhibit 10.5

                              FORMATION AGREEMENT

                 This Formation Agreement ("Agreement") is made and entered into as of June 7, 1995 by and between Callaway Golf Company ("Callaway Golf"), a California corporation, and Sturm, Ruger & Company, Inc. ("Ruger"), A Delaware corporation. This Agreement covers the concepts and goals of the parties with respect to the undertaking described herein, and contemplates that the parties will cooperate and use their best efforts to implement the intent of the parties, as expressed herein, through the execution of such additional agreements and documents as are necessary.

                                    RECITALS

                 A. Callaway Golf develops, designs, manufactures, promotes and sells golf clubs and related products using Callaway Golf's trade secrets, patents and other proprietary information.

                 B. Ruger has substantial expertise as a manufacturer of cast titanium golf club heads, and has developed many processes and formulations which it regards as proprietary and confidential (which will not be disclosed by Ruger to Callaway Golf); and Ruger has agreed to expend substantial sums to enlarge its existing foundry and to enter into a joint venture with Callaway Golf to meet Callaway Golf's titanium club head requirements on an exclusive basis.

                 C. Pursuant to an Exclusive Product Manufacturing Agreement effective September 1, 1994 (the "Existing Manufacturing Agreement"), Ruger is currently manufacturing exclusively for Callaway Golf titanium golf club heads.

                 D. Callaway Golf and Ruger now desire to form a new jointly owned entity to plan, finance, build and operate an additional foundry capable of producing a minimum of 800,000 units annually of titanium golf club heads (the "New Foundry"), such entity to be formed in accordance with the terms and conditions of this Agreement.

                 NOW THEREFORE, the parties hereby agree as follows;

                 1. Formation. Ruger and Callaway Golf will take such steps and execute and file such documents as are reasonably necessary to form a new limited liability corporation under the laws of the state of Delaware (the "Venture"), and to otherwise carry out the intents and purposes of this Agreement. The Venture will be formed consistent with the following terms:

                 (a) Ruger and Callaway Golf, or their respective wholly-owned subsidiaries, shall each have a 50% economic interest in the Venture.

                 (b) Ruger and Callaway Golf shall each make contributions to the Venture of up to $7,000,000. Callaway Golf shall make its contribution in one or more installments paid within three (3) business days after Ruger makes a call therefor. These funds will be used by the Venture directly for the developing, designing, equipping and operating of the New Foundry. To the extent that either party uses its own funds to procure equipment for the Venture, or makes other out-of-
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pocket expenditures on behalf of the Venture, it will be entitled to receive credit for such amounts in its Venture capital account, subject to documentation and proof reasonably satisfactory to the other party.

                 (c) The profits, losses and distributable cash of the Venture shall be allocated in accordance with the parties' ownership interest (i.e., 50/50).

                 (d) As between Ruger and Callaway Golf, Ruger will have managerial and operational responsibility for all activities of the Venture, including without limitation the design, build-out and operation of the New Foundry, as well as compliance with all applicable laws and regulations applicable thereto. In performing these duties, Ruger will be held to the standard of a general partner.

                 (e) Extraordinary transactions of a material nature will require the consents of both Ruger and Callaway Golf (or their respective wholly-owned subsidiaries), which contents will not be unreasonably withheld.

                 (f) No transfers of Venture interests will be permitted, except that the parties will agree upon a buy-out provision that permits Ruger to buy Callaway Golf's interest in the Venture at Ruger's sole option at such time as determined by Ruger, for a price equal to Callaway Golf's capital contribution plus a rate of return to be agreed upon, and otherwise on such terms and conditions as shall be mutually agreeable to Ruger and Callaway Golf. Ruger and Callaway Golf agree to use good faith efforts to negotiate such a buy-out clause in connection with the preparation of the definitive agreements relating to the formation of the Venture.

                 (g) Such other terms and conditions are as mutually agreed upon by the parties.

                 (h) With the exception of Paragraphs 2.02, 2.04, 2.05, 3, 5, 6, 7, 8, 9, 11, 12, 13, 14 and 15, the Existing Manufacturing Agreement will be canceled as of January 1, 1996.

                 2. Real Property. The New Foundry will be located on an approximately ten acre site currently owned by Ruger and adjacent to the existing Ruger Investment Casting foundry near Prescott, Arizona. This site will be made available to the Venture by lease, sale or other transfer, the terms of which will be negotiated in good faith by the parties as promptly as reasonably practicable. If the property is contributed to the Venture, Ruger will receive a credit to its capital account equal to its acquisition cost for such property, which is understood to be approximately $500,000. The lease, sale or other transfer documentation shall adequately protect the Venture and Callaway Golf, including a full indemnity from Ruger in favor of the Venture and Callaway Golf with respect to environmental and similar liabilities attributable to acts or omissions occurring prior to the Venture taking over such real property.

                 3. Manufacturing Agreement. Ruger and Callaway Golf will enter into a Product Manufacturing Agreement that will run for a term commencing July 1, 1995, and ending on December 31, 1998, unless renewed by mutual agreement, pursuant to which:

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                 (a)      During the term commencing January 1, 1996, Callaway
Golf will agree to order and accept a minimum of (i) 500,000 cast titanium golf club heads annually or (ii) 2,000,000 cast titanium golf club heads in the aggregate over the entire term, at Callaway Golf's choice, exclusively from Ruger and the Venture cumulatively, and Ruger and the Venture will agree to manufacture exclusively for Callaway Golf, all of Callaway Golf's requirements for titanium golf club metal wood heads, whether drivers or fairway woods, provided that Callaway Golf shall be free to seek and establish other sources of titanium metal wood golf club heads in the event and to the extent that Ruger and/or the Venture are unable for any reason to meet Callaway Golf's requirements. Callaway Golf will provide Ruger and the Venture a production schedule covering six months looking forward, and will provide Ruger and the Venture a production schedule covering six months looking forward, and will provide purchase orders 90 days before requested delivery. The Venture shall be free to make non-golf club titanium products for other customers if orders from Callaway Golf do not require the total capacity of the New Foundry for titanium. So long as Callaway Golf places total orders, as between Ruger and the Venture in the aggregate, for at least 900,000 pieces during each of the three years 1996,1997, and 1998, neither Ruger nor the Venture shall design, prototype, sample or manufacture any titanium golf club head or component part thereof for anyone other than Callaway Golf without Callaway Golf's written consent. Should Callaway Golf fail to place sufficient orders to maintain its exclusivity (i.e., 900,000 units annually as between Ruger and the Venture in the aggregate), and should Ruger and/or the Venture wish to undertake to manufacture titanium golf club heads or components for others, then Ruger shall so advise Callaway Golf, and Callaway Golf shall be permitted to maintain its exclusivity upon payment of a reasonable amount reflecting the profit from the other business, had it been accepted, to Ruger. The manufacturer of titanium golf club heads or components by Ruger or the Venture for customers other than Callaway Golf, if otherwise permitted, shall always be conditioned upon an express agreement by such customer or customers that they shall not promote, advertise or otherwise market their products based upon the fact that they are manufactured by Ruger and/or the Venture.

                 (b) During the term, pricing for titanium metal wood golf club heads supplied to Callaway Golf by Ruger and the Venture shall be the same as, or consistent with, the existing pricing for titanium driver golf club heads currently being supplied by Ruger to Callaway Golf (i.e., $81 per head with cast sole plates and $73 per head with stamped sole plates), adjusted for any manufacturing and/or material changes resulting from changes in specification (e.g., the manufacturing of fairway woods instead of drivers) and changes in manufacturing and/or material costs which Ruger and the Venture cannot control. Both parties will have access to all cost data pertaining to the manufacture of the metal wood golf club heads. It is understood that the parties expect that once the Venture has achieved operational efficiency, the selling price of golf club heads made and sold by the Venture should be targeted to achieve a pre-tax profit of 25%, but in no event shall the price of the metal wood club heads sold from the Venture to Callaway Golf be less than $73.00 per head. It is also agreed between the parties that if the price quoted to Callaway Golf is unacceptable, Callaway Golf shall be free to purchase titanium golf club heads from any other source it chooses, and any resulting unused capacity in the Venture may be used by the Venture to produce titanium products for other customers, provided that to the extent any such other titanium products made for other customers are golf club heads, the Venture shall not sell them at a lower price than was quoted to Callaway Golf.





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                 (c)      It will be within Ruger's discretion to determine in
what volume the productionrequirements for Callaway Golf's orders will be allocated as between Ruger's existing Ruger Investment Casting operation and the New Foundry, provided that Ruger and the Venture will make available to Callaway Golf up to 100% of their total golf club head casting production capacity if Callaway Golf's order level is sufficient to absorb that capacity.

                 (d) The Product Manufacturing Agreement will include trade secret covenants substantially similar to the trade secret provisions of the Existing Manufacturing Agreement, but such covenants shall be reciprocal.

                 Other terms and conditions of such Manufacturing Agreement will, to the extent reasonably applicable, be based on the Existing Manufacturing Agreement.

                 4. Commencement of New Foundry Development. Ruger agrees that it will proceed as expeditiously as reasonably practicable with the development of the New Foundry, including the prompt ordering of furnace equipment. Upon request by Ruger, Callaway Golf agrees to advance to Ruger, prior to formation of the Venture, that portion of its $7,00,000 maximum contribution commitment to the Venture which is reasonably necessary to enable Ruger to ensure that the development of the New Foundry proceeds as expeditiously as possible. All such amounts advanced shall be credited toward Callaway Golf's capital account in the Venture upon its formation.

                 5. Certain Accounting Matters. Ruger and Callaway Golf agree that, in connection with Ruger's activities in the discharge of its duties as manager of the Venture, only direct operating costs associated with the operations of the New Foundry (including a reasonable allocation of overhead and other expenses fairly attributable to the Venture) will be allocated to the Venture, without any mark-up, management fee or similar charge. Ruger agrees to maintain adequate books and records, and to provide Callaway Golf (or its wholly-owned subsidiary) with access to such books and records, in sufficient detail and format to enable Callaway Golf and its auditors to audit the same.

                 6.       Miscellaneous.

                 (a) Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No failure to exercise and no delay in exercising, on the part of either party, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. The failure of any party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by any party of any term or provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by such party.





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                 (b)      Assignment.  No party shall assign or transfer or
permit the assignment ortransfer of this Agreement. This Agreement shall be binding upon each party's successors and permitted assigns.

                 (c) Notices. All notices, reports, invoices and other communications required or permitted hereunder to be given to or made upon any party in writing, shall be addressed as provided below and shall be considered as properly dispatched (i) if delivered in person; (ii) if sent by an express courier delivery service which provides signed acknowledgments of receipt;
(iii) if deposited in the U.S. mail, certified or registered first class mail, postage prepaid, return receipt requested; or (iv) if transmitted by facsimile (upon receipt by sender thereof) and, if sent by facsimile, confirmed by telephone contemporaneously to the person entitled to receive such notice or to the person's office, or by dispatching a hard copy of such notice by the methods set forth in (i), (ii) or (iii) above. All notices shall be effective upon receipt. For the purposes of notice, addresses of the parties shall be as set forth below, provided that either shall have the right to change its address for notice to any other location by giving at least thirty (30) days prior written notice to the other in the manner set forth above.

CALLAWAY GOLF:                             RUGER:

Callaway Golf Company                      Sturm, Ruger & Company, Inc.
2285 Rutherford Road                       Lacey Place
Carlsbad, California  92008                Southport, Connecticut  06490
Attn:  Donald H. Dye                       Attn:  William B. Ruger, Jr.
Fax:  (619) 929-8120                       Fax:  (203) 254-2195

                 (d) Counterparts. This Agreement may be executed by the parties hereto on separate counterparts and such counterparts, taken together, shall be deemed to constitute one and the same instrument.

                 (e) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California, without regard to choice of law principles.

                 (f) Further Assurances. Each party agrees to execute any and all documents and perform such other acts as may be necessary or expedient to further the purposes of this Agreement.

                 (g) Time of Formation. The execution and delivery of this Agreement represents a binding contractual commitment by the parties. However, until such time as the Venture has actually been formed in accordance with the requirements of Delaware law, no partnership, corporation or other joint venture entity shall be considered to exist between Ruger and Callaway Golf.

                 (h)      Timing.  Time is of the essence in this matter.





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                 IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

CALLAWAY GOLF COMPANY, a California corporation

By:      s/ Donald H. Dye

Title:   President

STURM, RUGER & COMPANY, INC., a Delaware corporation

By:      s/ William B. Ruger

Title:   Chairman





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